UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 26, 2010

PATHFINDER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Commission File Number: 000-23601

Federal	16-1540137
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

214 West First Street, Oswego, NY 13126
(Address of Principal Executive Office) (Zip Code)

(315) 343-0057
(Issuer's Telephone Number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4c))

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition

On July 23, 2010, Pathfinder Bancorp, Inc. issued a press release disclosing second quarter financial results.  A copy of the press release is included as Exhibit 99.1 to this report.

The information in Item 2.02 to this Form 8-K and Exhibit 99.1 in accordance with general instruction B.2 of Form 8-K, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, not shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except shall be expressly set forth by specific in such filing.

Item 9.01 Financial Statements and Results

Exhibit 99.1. Press Release dated July 23, 2010 reporting financial results for the fiscal quarter ending June 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PATHFINDER BANCORP, INC.

Date: July 26, 2010	By: /s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer

Exhibit No.                      Description

Ex-99.1                                2010 2nd Quarter Earnings Release

Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Second Quarter Earnings

Oswego, New York, July 23, 2010………… Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) announced reported net income of $1.2 million or $0.37 per basic and diluted share for the six months ended June 30, 2010, compared to $610,000, or $0.25 per basic and diluted share, for the same period in 2009.  For the three months ended June 30, 2010, the Company reported net income of $550,000, or $0.17 per basic and diluted share, compared to $31,000, or $0.01 per basic and diluted share, for the same period in 2009.

“We are pleased to report continued strong earnings trends, loan growth and deposit growth”, stated Thomas W. Schneider, President and CEO.  “As we approach $400 million in total assets, we continue to experience solid deposit growth across our retail and business platforms and strong growth in residential, commercial and consumer loans,” Schneider continued.  “Deposits have grown 6.3% through the first six months, while loans have grown 3.0% on almost $30 million in originations.  We are proud of the role we play in our communities in fostering economic growth and development.”

“Earnings of $1.2 million are 47% ahead of last year, helping to grow our capital by 5.8%.”

Net interest income for the six months ended June 30, 2010 increased $958,000, or 17.1%, when compared to the same period during 2009.  The increase in net interest income was the result of a decrease in interest expense of $884,000, or 26.9%, combined with an increase in interest income of $74,000.  Net interest rate spread increased to 3.56% for the six months ended June 30, 2010, from 3.23% for the same period in 2009.  Average interest-bearing liabilities increased $16.8 million, while the cost of funds decreased 67 basis points to 1.50% from 2.17% for the same period in 2009.  The increase in the average balance of interest-bearing liabilities resulted from a $21.7 million, or 8.4%, increase in average deposits offset by a decrease of $4.9 million in average borrowed funds.  The increase in deposits was driven by increases of $14.2 million, $10.2 million, and $10.1 million in business deposits, retail deposits, and municipal deposits respectively, when compared to the same period during 2009. Average interest-earning assets increased 8.3%, to $357.3 million, for the six months ended June 30, 2010 as compared to $330.0 million for the six months ended June 30, 2009. The increase in average interest earning assets is primarily attributable to a $15.0 million increase in the average balance of the loan portfolio, a $7.6 million increase in the average balance of security investments, and a $4.7 million increase in average interest earning deposits.  The yield on interest-earning assets decreased 33 basis points to 5.06% compared to 5.39% for the same period in 2009.  The decrease is due higher yielding loans and investments maturing and being replaced with lower yielding assets in the current interest environment.

Net interest income for the quarter ended June 30, 2010, increased $401,000, or 13.9%, when compared to the same period during 2009.  The increase in net interest income was the result of a decrease in interest expense of $357,000, or 22.8%, combined with an increase of interest income of $44,000.  Net interest rate spread increased to 3.58% for the second quarter of 2010, from 3.24% for the same period in 2009.

The provision for loan losses for the six months ended June 30, 2010 increased $118,000 to $525,000, when compared to the same period in 2009. The provision for loan losses for the quarter ended June 30, 2010, decreased to $262,000 from $272,000 for the same period in 2009.  Allowance for loan losses to period end loans increased to 1.28% at June 30, 2010, as compared to 1.11% at June 30, 2009.  Nonperforming loans to period end loans increased to 1.85% at June 30, 2010, from 1.03% at June 30, 2009.   The increase in non-performing loans is a result of a small number of larger commercial loan relationships moving into a non-performing status during June 2010.  Management continues to closely monitor these relationships and feels that the underlying collateral and associated guarantees, combined with the existing loss allowances are adequate to recover the carrying amounts of loans and provide for any potential losses.

Non-interest income, exclusive of net gains and losses from the sale of securities, loans and foreclosed real estate, increased to $1.4 million for the six months ended June 30, 2010, compared to $1.3 million for the same period in the prior year.  Net losses from the sales of securities, loans and foreclosed real estate improved to a net loss of $25,000 for the six months ended June 30, 2010, as compared to a net loss of $146,000 when compared to the same period of 2009.  Net gains and losses from the sale or impairment of securities increased to a net gain of $28,000 for the six months ended June 30, 2010 as compared to a net loss of $211,000 for the same period of 2009.  The increase is due to gains recognized on the sale of securities combined with gains recognized from cash redemptions from the SHAY Assets large cap equity fund and ultra short mortgage fund, as compared to the recording of an other-than-temporary impairment charge of $298,000 related to the Company’s holding in a CIT Group security for the same period during 2009.  Net losses from the sales of loans and foreclosed real estate totaled $53,000 for the six months ended June 30, 2010, as compared to a net gain of $65,000 when compared to the same period in 2009.   The decrease is due to the losses recognized on the sale of foreclosed properties in 2010 compared to the gains that were recognized on the sale of $6.4 million of 30-year fixed rate residential mortgages during the six months ended June 30, 2009.

Non-interest income, exclusive of net gains and losses from the sale or impairment of securities, loans and foreclosed real estate, increased to $683,000 for the quarter ended June 30, 2010 compared to $658,000 for the same period in the prior year.  Net losses on securities, loans and foreclosed real estate improved to a net loss of $17,000 for the quarter ended June 30, 2010 compared to a net loss of $313,000, for the same quarter in 2009.  Net losses from the sales of loans and foreclosed real estate increased to a net loss of $34,000 for the quarter ended June 30, 2010, as compared to a loss of $15,000.

Non–interest expenses increased $365,000, or 6.8% for the six months ended June 30, 2010.  The increase in non-interest expense is due to an increase of $310,000 in salaries and employee benefits, a $64,000 increase in other expenses, a $25,000 increase in building occupancy, and a $7,000 increase in data processing.  These increases were offset by a $36,000 decrease in professional and other expenses and a $5,000 decrease in FDIC assessments.  The increase in salaries and employee benefits was due to the addition of 5 full-time equivalent positions and to annual merit based wage adjustments and other incentive based compensation costs.  The increase in other expenses is partially due to the recording of an accrued liability associated with the company’s debit card rewards program, which was not in place in the six-month period of 2009.

Non-interest expenses increased $76,000, or 2.7%, for the quarter ended June 30, 2010. The increase in non-interest expense is due to an increase of $119,000 in salaries and employee benefits, a $47,000 increase in other expenses, a $34,000 increase in building occupancy, and an $18,000 increase in data processing.  These increases were offset by decreases in FDIC assessments of $86,000 and $56,000 in professional and other expenses.

About Pathfinder Bancorp, Inc

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has seven full service offices located in its market area consisting of Oswego County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009

Condensed Income Statement
Interest and dividend income	$4,485	$4,441	$8,945	$8,871
Interest expense	1,208	1,565	2,398	3,282
Net interest income	3,277	2,876	6,547	5,589
Provision for loan losses	262	272	525	407
	3,015	2,604	6,022	5,182
Noninterest income excluding net losses on
securities, loans and foreclosed real estate	683	658	1,401	1,290
Net losses on securities,
loans and foreclosed real estate	(17)	(313)	(25)	(146)
Noninterest expense	2,892	2,816	5,754	5,389
Income before taxes	789	133	1,644	937
Provision for income taxes	239	102	494	327
Net Income	$550	$31	$1,150	$610

Key Earnings Ratios
Return on average assets	0.57%	0.03%	0.59%	0.34%
Return on average equity	7.17%	0.61%	7.60%	6.08%
Net interest margin (tax equivalent)	3.72%	3.41%	3.71%	3.41%

Share and Per Share Data
Basic weighted average shares outstanding	2,484,832	2,484,832	2,484,832	2,484,832
Basic earnings per share	$0.17	$0.01	$0.37	$0.25
Diluted weighted average shares outstanding	2,488,041	2,484,832	2,484,832	2,484,832
Diluted earnings per share	0.17	0.01	0.37	0.25
Cash dividends per share	0.03	0.06	0.06	0.06
Book value per common share at June 30, 2010 and 2009			9.97	8.09

	June 30,	December 31,	June 30,
	2010	2009	2009
Selected Balance Sheet Data
Assets	$396,332	$371,692	$347,224
Earning assets	366,767	343,071	320,622
Total loans	270,284	262,465	250,187
Deposits	315,647	296,839	280,906
Borrowed Funds	40,236	36,000	36,400
Allowance for loan losses	3,455	3,078	2,772
Trust Preferred Debt	5,155	5,155	5,155
Shareholders' equity	30,948	29,238	20,114

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.11%	0.11%	0.09%
Allowance for loan losses to period end loans	1.28%	1.17%	1.11%
Allowance for loan losses to nonperforming loans	69.20%	133.07%	107.48%
Nonperforming loans to period end loans	1.85%	0.88%	1.03%
Nonperforming assets to total assets	1.27%	0.67%	0.82%